Exhibit 99.1
Date: September 29, 2025
Contact: Victor H. Mendelson    (305) 374-1745
Eric A. Mendelson    (954) 744-7555

HEICO Corporation Mourns Passing of Executive Chairman Laurans Mendelson

Miami, FL -- HEICO Corporation (NYSE: HEI.A and HEI) today reported that Laurans A. Mendelson, the Company’s Executive Chairman of the Board, passed away on September 27, 2025 at age 87. He is survived by his wife of 63 years, Arlene
Mendelson, two sons and daughters-in-law, six grandchildren and one great-grandchild.

Following Mr. Mendelson’s passing, Eric A. Mendelson and Victor H. Mendelson, the Company’s Co-Vice Chairmen and Co-Chief Executive Officers were named Co-Chairmen of the Company’s Board of Directors, in accord with HEICO’s long-existing succession plans approved by the Company’s Board of Directors. They remain the Company’s Co-Chief Executive Officers. The Company further stated that it does not anticipate any changes to HEICO’s business or operations as a result of Mr. Mendelson’s passing.

Mr. Mendelson and his sons took over HEICO’s management in 1990 after becoming the company’s largest shareholders. HEICO was then a small, troubled aviation products company with $26 million in net revenues and a similar market capitalization.

Under Mr. Mendelson’s guidance and leadership, they worked with extraordinarily talented people to build one of the largest and most respected US-based, but global, aerospace and defense companies, designing and manufacturing tens of thousands of aerospace and defense components found on nearly every commercial airliner and business jet currently in use, along with many defense and space platforms used by the United States and its allies. Today, HEICO has a market capitalization of approximately $39 billion and revenue nearing $4.5 billion, generating significant cash flow from operations, while employing around 11,000 people worldwide. $100,000 invested in HEICO shares at the time Mr. Mendelson and his sons took over HEICO’s management became worth over $130 million, representing a compound annual growth rate of nearly 23%. HEICO has grown to operate in 164 facilities in 15 countries and 29 states in the United States.

Mr. Mendelson served as the Company’s Chairman and Chief Executive Officer from 1990 until earlier this year, when he became Executive Chairman and Eric and Victor Mendelson became HEICO’s Co-Chief Executive Officers. He also served as the Company’s President from 1990 until 2009, when his sons succeeded him in that role.

Originally from New York, NY, Mr. Mendelson received his AB from Columbia College and his MBA from Columbia Business School. During and after business school he was proud to serve in the US Army and US Army Reserves. Following business school and receiving his CPA license, he joined Arthur Andersen in NYC, later leaving to start his own Wall Street business helping to bring small companies to the public markets and a publicly-held pollution control company, which he later successfully sold.

After relocating to Miami, he founded a publicly-held company, which he later sold, that acquired small industrial and real estate businesses. In 1972, he entered the real estate development industry with his late business partner, Jerry A. Gross. Together, the two developed condominiums, apartments, shopping centers and hotels around Florida, eventually becoming the largest condominium converters in the state, as well as major investors in large publicly-held industrial companies where they practiced what later became known as “activist investing.” Mr. Gross passed in 1988. Mr. Mendelson remained active in Florida real estate with his family until his passing.

In addition to his impact on the aerospace industry, he left an indelible impact on Miami, where his re-zoning of the Brickell Avenue and Downtown Miami corridor in 1982 resulted in Miami’s significant skyline visible today. Mr. Mendelson and Mr. Gross successfully petitioned the Miami City Commission to increase the size of building development by six times, allowing substantial skyscrapers to appear and make Miami a viable international business destination, thus unlocking vast real estate-related government revenue for the area.

A committed philanthropist, he and Arlene supported numerous philanthropic organizations in South Florida and elsewhere. He was a past Chairman of the Board of Directors of Miami Mt. Sinai Medical Center, where he served on the Board for over 30 years. He served as a Trustee of Columbia University in the City of New York, after serving on the Columbia College Board of Visitors for a decade.

Mr. Mendelson was named a Chevalier in France’s Legion d’Honneur by France’s President, was presented a Living Legend of Aviation Award, the Howard Hughes Memorial Award for advancing aerospace technology, the Greater Miami Aviation Association Wright Brothers Memorial Award, the Ernst & Young Florida Entrepreneur of the Year Award and the John Jay Award of Columbia College, and was named to the International Air and Space Hall of Fame, among other awards and recognitions.
Eric and Victor Mendelson jointly commented, “We and HEICO were fortunate to have benefitted from a remarkable leader and businessman who practiced excellence, honesty and quality in everything he did, and felt most proud of the financial security created by HEICO and its Team Members for their families. Though he will be sorely missed, Larry Mendelson above all believed HEICO’s success was predicated on our great Team Members, their self-reliance and determination, and ensured our durable and well-developed HEICO organization would thrive for generations to come."

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood,
Florida-based Flight Support Group and its Miami, Florida-based Electronic
Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at https://www.heico.com.